October 27, 2021
Hayward Holdings Announces Third Quarter Fiscal Year 2021 Financial Results

Continued Strong Results Reflect Hayward's Leading Product Portfolio and Strategic Production Footprint, Raising FY 2021 Net Sales Outlook

THIRD QUARTER FISCAL 2021 HIGHLIGHTS

•Net Sales increased 56% year-over-year to $350.6 million
•Net Income increased 231% year-over-year to $50.3 million
•Adjusted Net Income increased 88% year-over-year to $64.2 million
•Adjusted EBITDA increased 61% year-over-year to $98.3 million
•Adjusted EBITDA margin expanded 87 basis points to 28%
UPDATED FULL YEAR FISCAL 2021 GUIDANCE HIGHLIGHTS
•Raising Net Sales growth to 59% to 62% (compared to prior range of 54% to 58%)
•Reaffirming Adjusted EBITDA range of $405 million to $425 million, reflecting growth of 75% to 84% year-over-year
BERKELEY HEIGHTS, N.J. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the third quarter ended October 2, 2021 of its fiscal year 2021.
CEO COMMENTS
“Our third quarter results were driven by our team’s ability to execute and capture the sustained demand for Hayward products as we continue to see strength in the pool market. I am extremely proud of Hayward’s ability to work through supply-side constraints and continue to utilize and expand product capacity, demonstrating our agile manufacturing capabilities and competitive positioning,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “During the quarter we saw a continuation of key industry tailwinds and with our leading product portfolio and innovative technology we were able to further capture market share at improved profitability levels. While we anticipate inflationary and supply side pressures to persist through the end of the year, we are prioritizing pricing and productivity actions to help offset these headwinds. We remain encouraged by the ongoing trends developing in the outdoor living space, fueling sustainable growth for pools and pool products.”
THIRD QUARTER FISCAL 2021 CONSOLIDATED RESULTS
Net sales increased by 56% to $350.6 million for the third quarter of fiscal 2021. The increase in net sales was primarily driven by higher volumes, mainly in residential pool equipment sales as we continued to see elevated demand from aftermarket upgrades and new construction. Net sales growth continues to benefit from a robust demand environment for outdoor living products, production capabilities, new products (especially those within our SmartPadTM offering), and pricing.

Gross profit increased by 53% to $162.5 million for the third quarter of fiscal 2021. Gross profit margin decreased 95 basis points to 46.3%. The decrease in gross margin was driven by rapidly rising costs in raw materials and logistics expenses as a result of global supply chain constraints, partially offset by pricing actions and manufacturing leverage.
Selling, general, and administrative (“SG&A”) expenses increased by 39% to $68.8 million for the third quarter of fiscal 2021. The increase in SG&A was primarily driven by volume related incentives, distribution and warranty costs, legal reserve, and other one-time expenses. As a percentage of net sales, SG&A decreased 240 basis points to 20%, compared to the prior year period. Research, development, and engineering expenses were $6.4 million for the third quarter of fiscal 2021, or 2% of net sales, as compared to $5.1 million for the prior year period, or 2% of net sales.

Operating income increased by 121% to $77.8 million for the third quarter of fiscal 2021. The increase in operating income was driven by higher net sales and improved operating leverage partially offset by increased SG&A related to volume and one-time costs.
Net interest expense decreased by 35% to $11.1 million for the third quarter of fiscal 2021 primarily a result of debt repayment during the first quarter of fiscal 2021 of $365 million and lower interest rates as a result of the second quarter amendment to our Credit Facilities.
During the quarter we incurred an income tax expense of $14.3 million compared to $5.5 million for the prior year period.
Net Income increased by 231% to $50.3 million for the third quarter of fiscal 2021. Adjusted Net income increased by 88% to $64.2 million.
Adjusted EBITDA increased by 61% to $98.3 million for the third quarter of fiscal 2021. Adjusted EBITDA margin expanded 87 basis points to 28.0%. Margin expansion was primarily driven by higher net sales and operating leverage.
Undistributed earnings for nine months ended October 2, 2021, used as the numerator in our EPS computation, is reduced by a non-cash charge due to the beneficial conversion feature related to the redemption of our Class A shares for common shares. Such one-time non-cash charge in the first quarter of fiscal 2021 is treated as a deemed dividend which in turn reduces undistributed earnings. There is no current or future income statement or cash impact due to this US GAAP accounting treatment.
THIRD QUARTER FISCAL 2021 SEGMENT RESULTS
North America
Net sales increased by 62.1% to $298.2 million for the third quarter of fiscal 2021. The increase was driven by higher sales of residential pool equipment and increased pricing.
Segment income increased by 87% to $91.9 million for the third quarter of fiscal 2021. Adjusted segment income increased by 73% to $98.3 million.
Europe & Rest of World
Net sales increased by 29% to $52.4 million for the third quarter of fiscal 2021. The increase was primarily driven by continued strong demand for pool products and a favorable impact from foreign currency exchange.
Segment income increased by 51% to $10.6 million for the third quarter of fiscal 2021. Adjusted segment income increased by 48% to $11.2 million.
BALANCE SHEET AND LIQUIDITY
Net debt to Adjusted EBITDA for the last twelve months was 1.8 times compared to 5.2 times as of December 31, 2020. The reduction in total debt and leverage reflects debt repayments made from the proceeds from our March 2021 IPO and strong cash generation from operating activities of $199.2 million for the current year to date.
As of October 2, 2021, Hayward had cash and cash equivalents of $295.1 million and approximately $106.5 million available for future borrowings under our ABL Facility.
OUTLOOK
Given the strong performance in the first nine months of the fiscal year, increased visibility into the order file, and increased confidence in our ability to execute growth levers, Hayward is raising the net sales guidance for the full fiscal year 2021. Hayward now expects net sales growth of 59% to 62% year-over-year compared to its previously provided outlook of 54% to 58%.
While current demand levels and Hayward’s production capabilities remain strong, the adverse cost impact from the rapid rate of inflation and ongoing global supply chain disruptions are greater than previously anticipated. Despite the current cost environment, Hayward is reaffirming its Adjusted EBITDA guidance range for the full fiscal year 2021 of $405 million to $425 million, or a growth range of 75% to 84% year-over-year.
Reconciliation for the forward-looking full year fiscal 2021 Adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Hayward management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.

CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, October 27, 2021 at 9:00 a.m. (ET).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/2698322. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique conference call code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 2698322. The replay will be available until 11:59 p.m. Eastern Time on November 3, 2021.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems. Hayward designs, manufactures and markets a full line of innovative, energy-efficient pool and spa equipment, with brands including AquaVac®, AquaRite®, ColorLogic®, Navigator®, OmniLogic®, OmniHub™, TriStar®, Super Pump®, TurboCell®, pHin™, CAT Controllers®, HCP Pumps and Saline C® Series.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to management. These statements include, but are not limited to, statements about the Company’s expected future financial position; business plans and objectives; general economic and industry trends; operating results; and working capital and liquidity and other statements contained in this presentation that are not historical facts. When used in this release, words such as “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements.
Hayward has based these forward-looking statements largely on management’s current expectations and projections about future events and financial trends that management believes may affect Hayward’s business, financial condition and results of operations. Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in the forward-looking statements include the following: our ability to execute on our growth strategies and expansion opportunities; our ability to maintain favorable relationships with suppliers and manage disruptions to our global supply chain and the availability of raw materials; our relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell our products to pool owners; competition from national and global companies, as well as lower cost manufacturers; impacts on our business from the sensitivity of our business to seasonality and unfavorable economic and business conditions; our ability to identify emerging technological and other trends in our target end markets; our ability to develop, manufacture and effectively and profitably market and sell our new planned and future products; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; our ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting our current and future products; volatility in currency exchange rates; our ability to service our existing indebtedness and obtain additional capital to finance operations and our growth opportunities; impacts on our business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses; our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; the impact of changes in laws, regulations and administrative policy, including those that limit US tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; impacts on our business from the COVID-19 pandemic; and other risks and uncertainties set forth under “Risk Factors” in the prospectus for Hayward’s initial public offering and in Hayward’s subsequent SEC filings.
The forward-looking statements in this presentation represent management’s views as of the date of this presentation. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.

NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income, adjusted segment income margin and net debt. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss) or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	October 2, 2021	December 31, 2020
Assets		(Audited)
Current assets
Cash and cash equivalents	$295,077	$114,864
Accounts receivable, net of allowances of $1,943 and $1,359, respectively	147,282	140,216
Inventories, net	208,993	145,330
Prepaid expenses	14,157	10,266
Other current assets	24,242	13,738
Total current assets	689,751	424,414
Property, plant, and equipment, net of accumulated depreciation of $62,205 and $56,289, respectively	143,403	142,318
Goodwill	917,914	920,325
Trademark	736,000	736,000
Customer relationships, net	249,106	271,462
Other intangibles, net	98,185	106,687
Other non-current assets	11,585	5,944
Total assets	$2,845,944	$2,607,150
Liabilities, Redeemable Stock, and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	$11,992	$2,768
Accounts payable	78,569	69,632
Accrued expenses and other liabilities	188,516	141,819
Income taxes payable	—	4,435
Total current liabilities	279,077	218,654
Long-term debt, net	976,118	1,300,256
Deferred tax liabilities, net	275,228	273,628
Other non-current liabilities	13,223	10,851
Total liabilities	1,543,646	1,803,389
Commitments and contingencies
Redeemable stock
Class A stock $0.001 par value, no shares authorized, issued, or outstanding at October 2, 2021; 1,500,000 shares authorized, 872,598 issued and 869,823 outstanding at December 31, 2020	—	594,500
Class C stock $0.001 par value, no shares authorized, issued, or outstanding at October 2, 2021; 100 shares authorized, issued, and outstanding at December 31, 2020	—	—
Stockholders' equity
Common stock $0.001 par value, 750,000,000 authorized; 231,967,140 issued and outstanding at October 2, 2021; 3,846,960 issued and 2,772,900 outstanding at December 31, 2020	231	3
Additional paid-in capital	1,055,886	10,297
Common stock in treasury; 5,175,765 and 4,340,310 at October 2, 2021 and December 31, 2020, respectively	(14,216)	(3,686)
Retained earnings	257,155	202,997
Accumulated other comprehensive income (loss)	3,242	(350)
Total stockholders' equity	1,302,298	209,261
Total liabilities, redeemable stock, and stockholders' equity	$2,845,944	$2,607,150

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Three months ended		Nine months ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net sales	$350,624	$224,485	$1,049,409	$614,704
Cost of sales	188,170	118,331	559,033	335,128
Gross profit	162,454	106,154	490,376	279,576
Selling, general, and administrative expenses	68,807	49,446	207,129	136,854
Research, development, and engineering	6,370	5,097	16,187	13,895
Acquisition and restructuring related expense	783	6,825	2,452	17,575
Amortization of intangible assets	8,700	9,544	26,162	28,537
Operating income	77,794	35,242	238,446	82,715
Interest expense, net	11,050	17,046	42,297	54,169
Loss on debt extinguishment	—	—	9,418	—
Other non-operating (income) expense, net	2,087	(2,474)	4,655	(2,855)
Total other expense	13,137	14,572	56,370	51,314
Income from operations before income taxes	64,657	20,670	182,076	31,401
Provision for income taxes	14,336	5,472	42,072	7,898
Net income	$50,321	$15,198	$140,004	$23,503

Comprehensive income, net of tax
Net income	$50,321	$15,198	$140,004	$23,503
Foreign currency translation adjustments, net of tax expense (benefit) of $0 and $(756), and $763 and $(183), for the three-month and six-month periods, respectively,	(5,312)	1,985	(1,312)	(873)
Change in fair value of derivatives, net of tax expense (benefit) of $395 and $569, and $1,620 and $(1,605), for the three-month and six-month periods, respectively.	1,204	1,704	4,904	(4,817)
Comprehensive income	$46,213	$18,887	$143,596	$17,813

Income per common share
Basic	$0.22	$0.07	$0.24	$0.11
Diluted	$0.21	$0.07	$0.23	$0.11

Weighted average common shares outstanding
Basic	231,339,007	1,385,034	172,820,430	1,253,276
Diluted	243,783,501	2,233,657	185,673,814	2,534,277

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands, except share and per share data)

	Nine months ended
	October 2, 2021	September 26, 2020
Cash flows from operating activities
Net income	$140,004	$23,503
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	14,096	14,491
Amortization of intangible assets	30,903	32,822
Amortization of deferred debt issuance fees	2,771	3,970
Stock-based compensation	13,308	1,962
Deferred income taxes	(3,014)	(8,214)
Allowance for bad debts	584	(115)
Loss on debt extinguishment	9,418	—
Loss on disposal of properties	3,743	2,018
Changes in operating assets and liabilities
Accounts receivable	(9,115)	103,766
Inventories	(66,027)	5,151
Other current and non-current assets	(10,699)	(7,175)
Accounts payable, accrued expenses and other liabilities, current and non-current	73,191	54,256
Net cash provided by operating activities	$199,163	$226,435

Cash flows from investing activities
Purchases of property, plant, and equipment	(19,098)	(13,690)
Purchases of intangibles	(818)	(1,091)
Proceeds from sale of property, plant, and equipment	25	527
Proceeds from settlements of investment currency hedge	719	1,483
Net cash used in investing activities	$(19,172)	$(12,771)

Cash flows from financing activities
Proceeds from issuance of common stock - Initial Public Offering	377,400	—
Costs associated with Initial Public Offering	(26,124)	—
Purchase of common stock for treasury	(10,530)	(2,497)
Cash paid for taxes from share withholdings	(10,174)	—
Proceeds from the issuance of long-term debt	51,659	—
Debt issuance costs	(12,422)	—
Payments of long-term debt	(367,144)	(3,500)
Dividends paid	(41)	(153)
Other	563	8
Net cash provided by (used in) financing activities	$3,187	$(6,142)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	$(1,505)	$1,137
Change in cash and cash equivalents and restricted cash	$181,673	$208,659
Cash and cash equivalents and restricted cash, beginning of period	$115,294	$47,246
Cash and cash equivalents and restricted cash, end of period	$296,967	$255,905

Supplemental disclosures of cash flow information
Cash paid - income taxes	$53,686	$45,546
Cash paid - interest	$39,242	$6,341
Equipment financed under capital leases	$—	$2,045

Reconciliations
Consolidated
Segment Income to Income from Operations Reconciliation
The following table presents a reconciliation of segment income to income from operations before income taxes:

(In thousands)	Three months ended		Nine months ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Total segment income	$102,502	$56,066	$304,848	$138,079
Corporate expense, net	15,225	4,455	37,788	9,252
Acquisition and restructuring related expense	783	6,825	2,452	17,575
Amortization of intangible assets	8,700	9,544	26,162	28,537
Operating income	77,794	35,242	238,446	82,715
Interest expense, net	11,050	17,046	42,297	54,169
Loss on debt extinguishment	—	—	9,418	—
Other non-operating (income) expense, net	2,087	(2,474)	4,655	(2,855)
Total other expense	13,137	14,572	56,370	51,314
Income from operations before income taxes	$64,657	$20,670	$182,076	$31,401
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation (Non-GAAP Reconciliation)
Following is a reconciliation from net income to adjusted EBITDA:

(In thousands)	Three months ended		Increase (Decrease)	Percentage Change
	October 2, 2021	September 26, 2020
Net income	$50,321	$15,198	$35,123	231.1%
Depreciation	4,847	4,921	(74)	(1.5)%
Amortization	10,405	11,251	(846)	(7.5)%
Interest expense	11,050	17,046	(5,996)	(35.2)%
Income taxes	14,336	5,472	8,864	162.0%
EBITDA	$90,959	$53,888	$37,071	68.8%
Stock-based compensation (a)	484	654	(170)	(26.0)%
Sponsor management fees (b)	—	199	(199)	(100.0)%
Currency exchange items (c)	1,149	(2,171)	3,320	152.9%
Acquisition and restructuring related expense, net (d)	783	6,825	(6,042)	(88.5)%
Other (e)	4,954	1,599	3,355	209.9%
Total adjustments	$7,370	$7,106	$264	3.7%
Adjusted EBITDA	$98,329	$60,994	$37,335	61.2%
Adjusted EBITDA margin	28.0%	27.2%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors.
(b)
Represents fees paid to certain of our Sponsors for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of our IPO.

(c)	Represents non-cash mark-to-market losses (gains) on foreign currency contracts.
(d)	Adjustments in the three months ended October 2, 2021 include costs associated with the relocation of the corporate headquarters. Adjustments in the three months ended September 26, 2020 include $6.8 million of business restructuring costs mainly related to the manufacturing and distribution consolidation and expansion.
(e)	Adjustments in the three months ended October 2, 2021 include a $3.5 million legal settlement reserve related to the ongoing Pentair litigation, $0.4 million of certain legal fees, $0.4 million costs related to a fire at our manufacturing and administrative facilities in Yuncos Spain, as well as $0.6 million operating loss related to an early stage product business acquired in 2018 that is being phased out. Adjustments in the three months ended September 26, 2020 includes $0.8 million of operating losses related to the same early stage product business, and $0.9 million COVID-19 related health and safety expenses.

Adjusted Segment Income Reconciliation (Non-GAAP Reconciliation)
Following is a quarterly reconciliation from segment income to adjusted segment income:

(In thousands)	Three months ended		Nine months ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Segment income	$102,502	$56,066	$304,848	$138,079
Depreciation	4,428	4,860	13,496	13,751
Amortization	1,705	1,707	4,740	4,285
Stock-based compensation (a)	(92)	524	7,903	1,570
Currency exchange items	—	128	—	651
Other (b)	957	1,135	6,991	3,483
Total adjustments	6,998	8,354	33,130	23,740
Adjusted segment income	$109,500	$64,420	$337,978	$161,819
Adjusted segment income margin	31.2%	28.7%	32.2%	26.3%

(a)	For the three months ended October 2, 2021, we recognized a benefit of $0.5 million related to mark-to-market accounting under the liability method for Stock Appreciation Rights in the North America segment.
(b)	The three months and nine months ended October 2, 2021 include $0.6 million and $1.5 million operating losses, respectively, which relate to the early stage product business acquired in 2018 that is being phased out in 2021 and other miscellaneous items we believe are not representative of our ongoing business operations, also includes $0.4 million and $5.4 million write-off related to the fire in Yuncos, Spain, respectively. The three months and nine months ended September 26, 2020 include $0.8 million and $3.0 million operating losses, respectively, which relate to an early stage product business acquired in 2018 that is being phased out, as well as professional fees, additional health and safety expenses related to COVID-19, and other miscellaneous items we believe are not representative of our ongoing business operations.
Segment
Following is a reconciliation from segment income to adjusted segment income for North America ("NAM"):

(In thousands)
NAM	Three months ended		Nine months ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Segment income	$91,920	$49,080	$267,020	$117,243
Depreciation	4,253	4,534	12,653	12,797
Amortization	1,705	1,707	4,740	4,285
Stock-based compensation (a)	(126)	419	7,318	1,256
Other (b)	568	1,105	1,551	3,785
Total adjustments	6,400	7,765	26,262	22,123
Adjusted segment income	$98,320	$56,845	$293,282	$139,366
Adjusted segment income margin	33.0%	30.9%	34.0%	28.2%

(a)	For the three months ended October 2, 2021, we recognized a $0.5 million benefit related to mark-to-market accounting under the liability method for Stock Appreciation Rights.
(b)	The three months and nine months ended October 2, 2021 include $0.6 million and $1.5 million operating losses, respectively, which relate to the early stage product business acquired in 2018 that is being phased out in 2021 and other miscellaneous items we believe are not representative of our ongoing business operations. The three months and nine months ended September 26, 2020 include $0.8 million and $3.0 million operating losses, respectively, which relate to an early stage product business acquired in 2018 that is being phased out, as well as professional fees, $0.6 million and $1.6 million health and safety expenses, respectively, and other miscellaneous items we believe are not representative of our ongoing business operations.

Following is a reconciliation from segment income to adjusted segment income for Europe & Rest of World ("E&RW"):

(In thousands)
E&RW	Three months ended		Nine months ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Segment income	$10,582	$6,986	$37,828	$20,836
Depreciation	175	326	843	954
Stock-based compensation	34	105	585	314
Currency exchange items	—	128	—	651
Other (a)	389	30	5,440	(302)
Total adjustments	598	589	6,868	1,617
Adjusted segment income	$11,180	$7,575	$44,696	$22,453
Adjusted segment income margin	21.3%	18.7%	24.0%	18.6%

(a)	The three months and nine months ended October 2, 2021 include $0.4 million and $5.4 million write off related to a fire at our manufacturing and administrative facilities in Yuncos, Spain.
Following is a reconciliation of net income to adjusted net income:

(In thousands)	Three months ended				Nine months ended
	October 2, 2021	September 26, 2020	$ Change	% Change	October 2, 2021	September 26, 2020	$ Change	% Change
Net income	$50,321	$15,198	$35,123	231.1%	$140,004	$23,503	$116,501	495.7%
Adjustments and amortization:
EBITDA adjustments	7,370	7,107	263	3.7%	37,244	24,857	12,387	49.8%
Loss on extinguishment of debt	—	—	—	—%	9,418	—	9,418	—%
Amortization	10,405	11,251	(846)	(7.5)%	30,903	32,822	(1,919)	(5.8)%
Tax effect	(3,941)	(4,860)	919	(18.9)%	(18,632)	(13,698)	(4,934)	36.0%

Pro forma adjustment:
Interest savings	—	7,501	(7,501)	(100.0)%	6,443	22,020	(15,577)	(70.7)%
Tax effect	—	(1,986)	1,986	(100.0)%	(1,772)	(5,250)	3,478	(66.2)%
Adjusted net income	$64,155	$34,211	$29,944	87.5%	$203,608	84,254	119,354	141.7%

Net debt was $711.5 million and $1,207.9 million as of October 2, 2021 and December 31, 2020, respectively.

CONTACTS
Investor Relations Contact: Hayward Investor Relations: 908-288-9706
investor.relations@hayward.com
Media Relations Contact:
Stephanie Knight
248-688-7178
sknight@soleburytrout.com
Source: Hayward Holdings, Inc